Exhibit 99

                     NDS Group Plc Earnings Release for the
      Quarter Ended March 31, 2005 in US Dollars in Accordance with United
                States Generally Accepted Accounting Principles



    LONDON--(BUSINESS WIRE)--May 4, 2005--NDS Group plc (NASDAQ /
Euronext Brussels: NNDS):

    -- Revenues up 29% to $127 million for the quarter; Nine month increase: 60%

    -- Operating income up 32% to $22.6 million for the quarter; Nine month increase: 46%

    --  54.7 million active digital TV smart cards

    -- Extension of conditional access contract signed with SkyLife in Korea

    --  New contracts signed with Viasat for XTV PVR

    --  XTV PVR solution launched on FOXTEL in Australia

    NDS Group plc (NASDAQ / Euronext Brussels: NNDS) today announced its results for the quarter ended March 31, 2005.
    Commenting on NDS's performance, Dr Abe Peled, President and Chief Executive Officer, said: "The business continues to grow on all fronts. This quarter we announced the launch of our PVR platform on FOXTEL in Australia, our sixth PVR customer as well as an extension to our conditional access contract with SkyLife in Korea. In addition, our conditional access customer, Viasat, has now chosen to take our PVR technology and we believe that this strengthens our relationship with them. We continue to develop our technology with exciting new security solutions for mobile operators and mobile TV broadcasting."
    Alexander Gersh, Chief Financial Officer, added: "In the third quarter we again were encouraged by our financial performance. NDS achieved solid results thanks to continued strength in conditional access and new technologies revenues."


----------------------------------------------------------------------
KEY PERFORMANCE MEASURES
----------------------------------------------------------------------
                Three    Three              Nine     Nine
                months   months             months   months
                 ended    ended              ended    ended
                March    March              March    March
                  31,      31,                31,      31,
                 2005     2004   % change    2005     2004   % change
-------------- -------- -------- --------- -------- -------- ---------
-------------- -------- -------- --------- -------- -------- ---------
Revenues
($'000)        126,594   97,936       +29% 409,496  255,375       +60%
-------------- -------- -------- --------- -------- -------- ---------
Operating
 Income
($'000)         22,630   17,173       +32%  72,045   49,457       +46%
-------------- -------- -------- --------- -------- -------- ---------
-------------- -------- -------- --------- -------- -------- ---------
Net Income
($'000)         16,590   12,296       +35%  52,091   37,004       +41%
-------------- -------- -------- --------- -------- -------- ---------
-------------- -------- -------- --------- -------- -------- ---------
Diluted
 earnings per
 share           $0.29    $0.22       +32%   $0.92    $0.67       +37%
-------------- -------- -------- --------- -------- -------- ---------
-------------- -------- -------- --------- -------- -------- ---------
Authorized
 cards
-------------- -------- -------- --------- -------- -------- ---------
Net additions  2.9      3.0                10.7     6.6
                million  million            million  million
-------------- -------- -------- --------- -------- -------- ---------
At end of      54.7     41.0               54.7     41.0
 period         million  million            million  million
-------------- -------- -------- --------- -------- -------- ---------


    OPERATIONAL REVIEW

    As at March 31, 2005 NDS had 54.7 million active digital TV smart cards an increase of 6% since December 31, 2004. Our middleware solution, MediaHighway, has been installed in a cumulative total of
19.7 million set-top boxes.

    Highlights this quarter include:

    -- FOXTEL -- FOXTEL has launched the NDS XTV integrated video recorder technology to power the FOXTEL iQ PVR service. The FOXTEL iQ can flexibly record around 60 hours of programming onto 160 gbyte hard disk in the set-top box. The PVR has two tuners enabling subscribers simultaneously to watch one channel and record a different channel, or simultaneously record two channels whilst watching previously recorded content.

    -- SkyLife -- NDS has signed a five-year extension to its contract to supply VideoGuard conditional access to SkyLife digital satellite broadcast operations on an exclusive basis. NDS has been supplier of conditional access systems to SkyLife since commercial launch in 2002. SkyLife has grown their subscriber base to over 1.5 million.

    -- Viasat -- Viasat Broadcasting has extended its relationship with NDS and has selected our XTV personal video recorder solution to increase choice for their TV viewers thereby adding a new revenue stream to their business

    -- Mobile -- NDS continues to develop solutions for the mobile industry, based on our world-leading broadcast content protection technology.

    FINANCIAL REVIEW

    The results of the fiscal 2005 periods and the comparisons with fiscal 2004 are significantly affected by business conducted with DIRECTV. Until August 13, 2003, we provided conditional access services, including the supply of smart cards to DIRECTV in the United States. The contract came to an end on August 13, 2003 and subsequently we received payments under post-termination support arrangements. Additionally, we realized revenue in the first and second quarters of fiscal 2004 from DIRECTV for the use of NDS technology contained within cards which DIRECTV had procured from a third party.
    In March 2004, NDS and DIRECTV signed a new six-year contract for conditional access services, which was effective from March 1, 2004. Under the new contract, we receive monthly fees for the provision of conditional access services, which includes NDS taking on the obligation to provide periodic replacement smart cards in the future as an integral part of our security maintenance activities. In June 2004, we also re-commenced the supply of new smart cards.
    Comparisons are also affected by the results of the MediaHighway business which we acquired on December 16, 2003.

    Revenues

    Revenues were $126.6 million for the quarter ended March 31, 2005 compared to $97.9 million for the quarter ended March 31, 2004. Year to date revenues in fiscal 2005 were $409.5 million compared to $255.4 million in the prior year.
    Conditional access revenues have increased by 87% for the quarter and by 98% for the nine month period. The increase in conditional access revenues is due to a combination of an increase in the number of smart cards supplied and growth in the number of authorized smart cards in use. The quantity of smart cards delivered in each period is as follows:


                  For the three months ended For the nine months ended
                       March 31,   March 31,    March 31,   March 31,
                          2005       2004          2005        2004
                      ---------   --------      ---------   ---------
(in millions)

Number of smart cards
  delivered                5.1       1.6           22.0         5.0
                      =========   ========      =========   =========


    The increase in smart card sales in the quarter compared to the previous fiscal year is principally due to demand from DIRECTV, to whom we sold no smart cards in the equivalent quarter of the previous fiscal year. The increase between the nine month periods is due to demand from DIRECTV and also to higher purchases from Sky Italia, which recently completed the migration of all their subscribers to NDS technology, and higher demand from our Latin America customers.
    The number of authorized cards in use at our broadcast platform customers has grown as follows:


                     June December March June December March 2003 2003 2004 2004 2004 2005
(in millions)       -----    -----    -----    -----    -----    -----

Number of authorized
smart cards          34.4     38.0     41.0     44.0     51.8     54.7
                    =====    =====    =====    =====    =====    =====


    The growth in authorized cards in use reflects the demand for smart cards noted above. The volume of cards supplied exceeds the increase in authorized smart cards in use due to a mixture of churn and the build-up of inventory by platform operators. The prior year periods included only one month of conditional access service fee income from DIRECTV as the new contract was effective from March 1, 2004. The prior year nine month period includes conditional access revenues from a third party that used NDS technology within their smart cards, with no comparable amounts in the current fiscal year.
    Revenues from integration, development and support have decreased by 14% for the quarter. There were no major system deliveries or upgrades in the quarter ended March 31, 2005. For the nine month period ended March 31, 2005 revenue was substantially unchanged compared to the same period in fiscal 2004.
    Revenues from license fees and royalties declined by 25% in the three months ended March 31,2005 compared to the corresponding period in fiscal 2004. The prior year is affected by our changed contractual arrangements with DIRECTV. For the nine months ended March 31, 2005, revenue from license fees and royalties increased by 36% compared to the equivalent period in fiscal 2004. This was due to higher royalties from the download of our set-top box software as part of the Sky Italia migration and the acquisition of the MediaHighway middleware business. We have not yet recognized revenue from middleware projects for DIRECTV.
    Revenues from new technologies which includes our advanced PVR deployment, interactive infrastructure, gaming applications and IP-TV product deployments, grew by 26% for the quarter ended March 31, 2005 and by 41% for the nine month period. The increase is due to the higher number of subscribers using our technology and the deployment of our technology on new platforms. We have not yet recognized revenue from PVR projects for DIRECTV.

    Cost of goods and services sold and gross margin

    Smart card costs have increased substantially because of the volumes of smart cards supplied. Our unit prices are usually lower for customers who take very large volumes of smart cards and therefore unit margins from smart cards have been lower in fiscal 2005 periods than for the corresponding periods in fiscal 2004. Operations and support costs have increased substantially due to the greater number of NDS employees working on customer delivery and support and on smart card processing. We pay royalties to certain third parties for use of technology we have licensed. Changes in royalty costs were due to changes in the mix of revenues.

    Operating expenses

    Our main operating costs are employee costs, facilities' costs, depreciation and travel costs. Our employee numbers have increased to 2,381 as of March 31, 2005, as compared to 1,972 in March 2004. We have continued to recruit in the areas of research and development, customer support and smart card processing.
    Our research and development facilities in Korea and India are now well established. While most of the new headcount has been within our research and development groups, we have transferred some experienced staff from these groups to groups working on customer delivery and support and on smart card processing and their costs are included within the operations and support cost line as part of cost of goods and services sold. This has resulted in an overall decline in research and development costs for the three months ended March 31, 2005 compared to the corresponding period in the prior fiscal year. The increase in research and development costs for the nine months ended March 31, 2005 compared to the corresponding period is due to the acquisition of the MediaHighway middleware business.
    In March 2005 we commenced planning to re-occupy premises we lease in the UK to accommodate head count growth. As a result of management's commitment to re-occupy the premises, we reversed a charge of approximately $8 million in the quarter ended March 31, 2005. For the nine months ended March 31, 2005 this reversal has reduced general and administrative expenses by approximately $5 million. Other increases in general and administrative costs are primarily due to higher headcount.
    The increase in amortization expense for the three and nine month periods of fiscal 2005 compared to the corresponding periods of fiscal 2004 was due to the amortization of the fair value of intellectual property rights acquired as part of the MediaHighway transaction on December 16, 2003. The amortization charge in the three and nine months ended March 31, 2004 was based on a preliminary allocation of the purchase price which was not finalized until the fourth quarter of fiscal 2004.
    Foreign exchange gains have arisen in the three and nine month periods ended March 31, 2005 due to the volatility in exchange rates causing differences to arise between the amounts at which revenues and expenses are translated into the functional currency of the entity in which they are recorded and the amount paid or received in cash. We have re-appraised the nature of these items and have concluded that such gains and losses should be recorded as part of operating expenses rather than as an element of other income.

    Operating income and other items

    As a result of the factors outlined above, operating income was $22.6 million for the three months ended March 31, 2005 and $72.0 million for the nine months then ended. Equivalent figures for fiscal 2004 were $17.2 million and $49.5 million respectively.
    Interest income earned on cash deposits was $2.3 million for the three months ended March 31, 2005 and $7.1 million for the nine months then ended. Equivalent figures for fiscal 2004 were $1.8 million and $5.5 million respectively. The increase is due to higher average cash balances and slightly higher interest rates.
    As a consequence of all these factors, net income for the three months ended March 31, 2005 was $16.6 million or $0.30 per share ($0.29 on a diluted basis) compared to $12.3 million or $0.23 per share ($0.22 on a diluted basis) for the three months ended March 31, 2004. For the nine months ended March 31, 2005 net income was $52.1 million or $0.95 per share ($0.92 on a diluted basis) compared to $37.0 million or $0.68 per share ($0.67 on a diluted basis) for the nine months ended March 31, 2004.

    Cash flow and working capital

    As of March 31, 2005 we had cash of $308.9 million. Cash of $78.6 million was generated from operating activities in the nine months ended March 31, 2005 compared to $51.5 million for the corresponding period of fiscal 2004. The increase in net cash provided by operating activities reflects higher receipts from customers, particularly in respect of conditional access income from DIRECTV and income from the MediaHighway business. In particular, we have received monthly security fees which includes amounts for the provision of changeover smart cards to be procured and delivered in future years. The increases in receipts were offset in part by higher payments to suppliers of smart cards and higher payments of payroll costs and travel expenses as a result of an increase in the number of our employees.
    Cash payments for capital expenditure amounted to $13.3 million during the nine months ended March 31, 2005 compared to $7.2 million during the nine months ended March 31, 2004. The increase in expenditure relates to the purchase of technical development and test equipment used by our software development engineers and customer support employees as well as our new facility in Israel. Other investing activities during the nine months ended March 31, 2004 included the acquisition of the MediaHighway business, involving a net cash outflow of $65.0 million.
    During the nine months ended March 31, 2005 we received $10.5 million from the exercise by employees of stock options compared to $2.0 million in the nine months ended March 31, 2004.

    About NDS

    NDS Group plc (NASDAQ/ Euronext Brussels: NNDS), a majority-owned subsidiary of News Corporation is a leading supplier of open end-to-end digital pay TV solutions for the secure delivery of entertainment and information to television set-top boxes and IP devices. See www.nds.com for more information about NDS.

    Cautionary Statement Concerning Forward-looking Statements

    This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The "forward-looking statements" included in this document are made only as of the date of this document and we do not have any obligation to publicly update any "forward-looking statements" to reflect subsequent events or circumstances, except as required by law.

    CONFERENCE CALL

    Dr. Abe Peled, President and Chief Executive Officer and Alex
Gersh, Chief Financial Officer, will host a conference call to discuss this announcement and answer questions at 2:30 pm UK time (9:30 am New York time) on Wednesday May 4, 2005.


Dial-in
UK Free Dial-in:              0500 551 099
US Free Dial-in:              1-888-222-0364
Std International Dial-in:    +44 207 162 0180

Replay
Replay passcode:              655196           }
UK Toll Free Replay:          0800 358 1860    } Available until
US Toll Free Replay:          1-888-365-0240   } May 12, 2005
Std International Replay:     +44 207 031 4064 }


    An audio replay will also be available on the NDS website www.nds.com from midday UK time on May 5, 2005 onwards.


                             NDS Group plc
       Unaudited Condensed Consolidated Statements of Operations
               (in thousands, except per-share amounts)

                         For the three months  For the nine months
                                ended                  ended
                         March 31,  March 31,   March 31,   March 31,
                             2005       2004        2005        2004
                          --------  ---------  ----------  ----------
Revenue:
  Conditional access      $ 66,712   $ 35,677   $ 243,755   $ 122,935
  Integration,
   development & support    13,855     16,181      42,680      43,232
  License fees &
   royalties                18,319     24,277      53,157      39,034
  New technologies          26,131     20,685      64,641      45,734
  Other                      1,577      1,116       5,263       4,440
                          --------  ---------  ----------  ----------
Total revenue              126,594     97,936     409,496     255,375
                          --------  ---------  ----------  ----------
Cost of goods and
 services sold:
  Smart card costs         (22,996)    (5,242)    (94,338)    (15,941)
  Operations & support     (19,751)   (12,664)    (52,360)    (33,873)
  Royalties                 (2,815)    (3,032)    (10,573)     (5,608)
  Other                     (2,399)       246      (2,643)     (2,478)
                          --------  ---------  ----------  ----------
Total cost of goods and
 services sold             (47,961)   (20,692)   (159,914)    (57,900)
                          --------  ---------  ----------  ----------
Gross margin                78,633     77,244     249,582     197,475
                          --------  ---------  ----------  ----------
Operating expenses:
  Sales & marketing         (7,035)    (6,800)    (19,154)    (18,898)
  Research & development   (40,847)   (41,632)   (119,501)   (102,208)
  General &
   administration           (4,995)    (8,221)    (32,280)    (25,354)
  Amortization of other
   intangibles              (3,286)    (2,981)     (9,576)     (4,920)
  Foreign exchange gains
   (losses)                    160      (437)       2,974       3,362
                          --------  ---------  ----------  ----------
Total operating expenses   (56,003)   (60,071)   (177,537)   (148,018)
                          --------  ---------  ----------  ----------
Operating income            22,630     17,173      72,045      49,457
                          --------  ---------  ----------  ----------
Other income:
  Interest                   2,313      1,762       7,100       5,504
  Gain on sale of
   investments                  --         --          46          --
                          --------  ---------  ----------  ----------
Total other income           2,313      1,762       7,146       5,504
                          --------  ---------  ----------  ----------
Income before income tax
 expense and minority
 interests in
 subsidiaries, net of tax   24,943     18,935      79,191      54,961

Income tax expense          (8,353)    (6,639)    (27,100)    (18,050)
Minority interests in
 subsidiaries, net of tax       --         --          --          93
                          --------  ---------  ----------  ----------
Net Income                $ 16,590   $ 12,296    $ 52,091    $ 37,004
                          ========  =========  ==========  ==========
Net income per share:
Basic net income
 per share                   $0.30      $0.23       $0.95       $0.68
Diluted net income
 per share                   $0.29      $0.22       $0.92       $0.67
                          ========  =========  ==========  ==========


                             NDS Group plc
            Unaudited Condensed Consolidated Balance Sheets
                 (in thousands, except share amounts)

                                                   As of      As of
                                                 March 31,  June 30,
                                                    2005      2004
                                                 ---------  ---------
ASSETS
Current assets:
   Cash and cash equivalents                     $ 308,942  $ 228,620
   Accounts receivable                             104,038     84,295
   Accrued income                                   18,698     21,845
   Inventories                                      44,788     35,972
   Prepaid expenses                                 17,620     15,843
   Other current assets                              5,533      6,836
                                                 ---------  ---------
Total current assets                               499,619    393,411

Property, plant & equipment, net                    31,365     29,472
Goodwill                                            67,776     66,296
Other intangibles, net                              54,095     61,681
Deferred tax assets                                 11,884      9,153
Other non-current assets                            20,400     17,146
                                                 ---------  ---------
Total assets                                     $ 685,139  $ 577,159
                                                 =========  =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                              $  18,647   $ 51,552
   Customer deposits & deferred income             145,470     97,864
   Accrued expenses                                 45,922     39,802
   Income tax liabilities                           19,733      6,812
   Other current liabilities                        19,181     15,393
                                                 ---------  ---------
Total current liabilities                          248,953    211,423

Accrued expenses                                    29,546     32,392
                                                 ---------  ---------
Total liabilities                                  278,499    243,815
                                                 ---------  ---------
Stockholders' equity:
Series A ordinary shares of $0.01 par value
 per share:
   13,110,865 and 12,186,598 shares outstanding
    as of March 31, 2005 and June 30, 2004,
    respectively                                       131        122
Series B ordinary shares of $0.01 par value
 per share:
   42,001,000 shares outstanding as of March 31,
    2005 and June 30, 2004                             420        420
Deferred shares of GBP 1 par value per share:
   42,000,002 shares outstanding as of March 31,
    2005 and June 30, 2004                          64,103     64,103
Additional paid-in capital                         493,090    478,599
Accumulated deficit and other comprehensive
 income                                           (151,104)  (209,900)
                                                 ---------  ---------
Total stockholders' equity                         406,640    333,344
                                                 ---------  ---------
Total liabilities and stockholders' equity       $ 685,139  $ 577,159
                                                 =========  =========



                             NDS Group plc
       Unaudited Condensed Consolidated Statements of Cash Flows
                            (in thousands)

                                   For the nine months ended March 31,
                                                   2005         2004
                                               ---------    ---------
Operating activities:
Net income                                      $ 52,091     $ 37,004

Adjustments to reconcile net income to net
 cash provided by operating activities:
   Depreciation                                   11,621       10,414
   Amortization of other intangibles               9,576        4,920
   Stock-based compensation                        3,957        4,285
   Gain on sale of investments                       (46)          --
   Minority interest in subsidiaries,
    net of tax                                        --          (93)

Change in operating assets and liabilities,
 net of acquisitions                                 966       (5,054)
                                               ---------    ---------
Net cash provided by operating activities         78,165       51,476
                                               ---------    ---------
Investing activities:
Capital expenditure                              (13,287)      (7,208)
Proceeds from sale of investments                    232           --
Business acquisitions, net of cash acquired          (17)     (65,641)
                                               ---------    ---------
Net cash used in investing activities            (13,072)     (72,849)
                                               ---------    ---------
Financing activities:
Issuance of shares                                10,543        1,981
Other                                                 --           40
                                               ---------    ---------
Net cash provided by financing activities         10,543        2,021
                                               ---------    ---------

Net increase (decrease) in cash and cash
 equivalents                                      75,636      (19,352)

Cash and cash equivalents, beginning of
 period                                          228,620      202,185
Exchange movements                                 4,686       15,041
                                               ---------    ---------
Cash and cash equivalents, end of period       $ 308,942    $ 197,874
                                               =========    =========




    CONTACT: NDS Group plc
             Margot Field (Media), +44 (0) 208 476 8158
             or
             Yael Fainaro (IR), +44 (0)208 476 8287
             or
             Shared Value
             Alex Dee, +44 (0) 207 321 5013
             or
             Breakaway Communications US
             Kelly Fitzgerald, +1 212 590 2555